Ex 99.1

CONTACT:  Investor Relations (214) 792-4415

SOUTHWEST AIRLINES REPORTS APRIL TRAFFIC

DALLAS, TEXAS – May 6, 2011 -- Southwest Airlines Co. (NYSE: LUV) announced today that the Company flew 7.0 billion revenue passenger miles (RPMs) in April 2011, an 8.7 percent increase from the 6.5 billion RPMs flown in April 2010.  Available seat miles (ASMs) increased 7.5 percent to 8.8 billion from the April 2010 level of 8.2 billion.  The load factor for the month was 79.7 percent, compared to 78.8 percent for the same period last year.  For April 2011, passenger revenue per ASM is estimated to have increased in the four to five percent range compared to April 2010.
For the first four months of 2011, Southwest flew 26.2 billion RPMs, compared to 23.6 billion RPMs flown for the same period in 2010, an increase of 11.0 percent.  Available seat miles increased 8.1 percent to 33.3 billion from the 2010 level of 30.8 billion.  The year-to-date load factor was 78.7 percent, compared to 76.7 percent for the same period last year.
This release, as well as past news releases on Southwest, is available online at southwest.com.

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SOUTHWEST AIRLINES CO.
PRELIMINARY COMPARATIVE TRAFFIC STATISTICS

	APRIL

	2011	2010	CHANGE

Revenue passengers carried	7,522,952	7,495,073	0.4%

Enplaned passengers	9,223,678	8,911,492	3.5%

Revenue passenger miles (000)	7,040,248	6,477,421	8.7%

Available seat miles (000)	8,830,037	8,215,474	7.5%

Load factor	79.7%	78.8%	0.9	pts.

Average length of haul	936	864	8.3%

Trips flown	96,683	93,719	3.2%

	YEAR-TO-DATE

	2011	2010	CHANGE

Revenue passengers carried	28,638,067	27,471,908	4.2%

Enplaned passengers	34,822,796	32,605,956	6.8%

Revenue passenger miles (000)	26,236,133	23,639,135	11.0%

Available seat miles (000)	33,335,710	30,834,934	8.1%

Load factor	78.7%	76.7%	2.0	pts.

Average length of haul	916	860	6.5%

Trips flown	370,506	355,611	4.2%

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